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                                                                    EXHIBIT 99.1




           THE BOEING COMPANY 1997 INCENTIVE STOCK PLAN FOR EMPLOYEES

1.   PURPOSE.

     The purpose of this 1997 Incentive Stock Plan for Employees (the "Plan") is to attract, retain and motivate key employees by providing them the opportunity to acquire a proprietary interest in The Boeing Company (the "Company") and to link their interests and efforts to the long-term interests of the Company's shareholders.

2.   PLAN ADMINISTRATION.

     2.1 THE COMPENSATION COMMITTEE.

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors (the "Board"). Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority, in its discretion, to determine all matters relating to awards under the Plan, including selection of the individuals to be granted awards, the type of awards granted, the number of shares of the Company's common stock (the "Common Stock") subject to an award, all terms, conditions, restrictions and limitations, if any, of an award, and the terms of any award agreement or notice.

     2.2 OTHER PLANS.

     The Committee shall also have authority to grant awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

     2.3 DELEGATION TO STOCK PLAN COMMITTEE.

     Except for the power to amend the Plan as provided in Section 12, the Board or the Committee, in its sole discretion, may delegate the Committee's authority and duties under the Plan to the Stock Plan Committee of the Board or to such other committee appointed by the Board consisting of one or more senior executive officers of the Company who are also members of the Board, under such conditions and limitations as the Board or the Committee may from time to time establish, except that only the committee may make any determinations regarding awards to participants who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

     2.4 FINALITY OF COMMITTEE DETERMINATIONS.

     All decisions made by the Committee or its delegate pursuant to the provisions of the Plan and all determinations and selections made by the Committee or its delegate pursuant to such provisions and related orders or resolutions of the Board shall be final and conclusive.

3.   ELIGIBILITY.

     Any employee of the Company shall be eligible to receive an award under the Plan. For purposes of this Section 3, the "Company," with respect to all awards under the Plan other than Incentive Stock Options (as defined in Section 6.2), includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee. With respect to Incentive Stock Options, the "Company" includes any parent or subsidiary of the Company in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").
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4.   SHARES SUBJECT TO THE PLAN.

     4.1 NUMBER AND SOURCE.

     The stock offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Board, or a Board committee to which the Board may delegate such authority, may from time to time determine. Subject to adjustment as provided in Sections 4.3 and 5, the aggregate number of shares that may be issued under the Plan shall not exceed fifteen million (15,000,000). Subject to adjustment as provided in Sections 4.3 and 5, the aggregate number of shares that may be issued under awards granted pursuant to Section 6.4 shall not exceed three million (3,000,000). The aggregate number of shares that may be covered by awards granted to any one individual in any one calendar year shall not exceed six hundred thousand (600,000).

     4.2 SHARES AVAILABLE.

     Any shares subject to an award granted under the Plan that is forfeited, terminated or canceled or, in the case of awards granted under Section 6.4, any shares that do not vest, shall again be available for the granting of awards under the Plan. In instances where a stock appreciation right is settled in cash, the shares covered by such award shall remain available for the granting of other awards. Likewise, the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards shall not be counted against the shares available for issuance.

     4.3 ACQUISITIONS.

     The Board, in its sole discretion, may increase the aggregate number of shares of Common Stock to be delivered under Section 4.1 by up to one million five hundred thousand (1,500,000) shares in the event the Company acquires any other corporation or business entity and the Company agrees to assume the acquired entity's obligations for outstanding employee stock options or stock grant commitments or otherwise grants awards to employees in connection with such acquisition.

5.   ADJUSTMENT OF SHARES AVAILABLE.

     The aggregate numbers and kind of shares available for awards under the Plan, the maximum number and kind of shares that may be subject to awards to any individual under the Plan, the number and kind of shares covered by each outstanding award, and the exercise price per share (but not the total price) for stock options, stock appreciation rights or similar awards outstanding under the Plan shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any split-up, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any like capital adjustment or the payment of any stock dividend.

6.   AWARDS.

     6.1 TYPES OF AWARDS.

     The Committee shall have the authority, in its sole discretion, to determine the type or types of awards to be granted to employees under the Plan. Such awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options (as defined in Section 6.2), stock appreciation rights or restricted stock awards. Such awards may be granted either alone, in addition to or in tandem with any other type of award granted under the Plan.




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     6.2 STOCK OPTIONS.

     The Committee may grant stock options, designated as "Incentive Stock Options," which comply with the provisions of Section 422 of the Code or any successor statutory provision, or "Nonqualified Stock Options." The price at which shares may be purchased upon exercise of a particular option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of such shares at the time such option is granted. For purposes of the Plan, "Fair Market Value" as to a particular day equals the mean of the high and low per share trading prices for the Common Stock as reported for such day in the Wall Street Journal or in such other source as the Committee deems reliable. The Committee shall set the term of each stock option, but no Incentive Stock Option shall be exercisable more than 10 years after the date such option is granted and, to the extent the aggregate Fair Market Value (determined as of the date the option is granted) of Common Stock with respect to which Incentive Stock Options granted to a particular individual become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000 (or such corresponding amount as may be set by the Code) such options shall be treated as Nonqualified Stock Options.

     6.3 STOCK APPRECIATION RIGHTS.

     The Committee may grant stock appreciation rights to employees, either in tandem with stock options that have been or are granted under the plan or with respect to a number of shares on which an option is not granted. A stock appreciation right shall entitle the holder to receive, with respect to each share of stock as to which the right is exercised, payment in an amount equal to the excess of the share's Fair Market Value on the date the right is exercised over its Fair Market Value on the date the right was granted. Such payment may be made in cash or in shares of Common Stock valued at the Fair Market Value as of the date of the surrender, or partly in cash and partly in shares of Common Stock, as determined by the committee in its sole discretion. The Committee may establish a maximum appreciation value payable for stock appreciation rights.

     6.4 RESTRICTED STOCK AWARDS.

     (a) The Committee may grant restricted stock awards under the Plan in Common Stock or denominated in units of Common Stock. The Committee, in its discretion, will make such awards subject to conditions and restrictions, as set forth in the instrument evidencing the award, which may be based on continuous service with the Company or the attainment of certain performance goals related to profits, profit growth, profit-related return ratios, cash flow or shareholder returns, where such goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. No more than one million five hundred thousand (1,500,000) shares may be issued subject to restrictions based on continuous employment for less than three years (except where employment is terminated because the employee dies, retires, is laid off or becomes disabled).

     (b) The Committee may choose, at the time of granting an award or at any time thereafter up to the time of payment of the award, to include as part of such award an entitlement to receive dividends or dividend equivalents, subject to such terms as the Committee may establish. All dividends or dividend equivalents that are not paid currently may, in the Committee's sole discretion, accrue interest and be paid to the participant if, when and to the extent such award is paid.

     6.5 PAYMENT; DEFERRAL.

     Awards granted under the Plan may be settled through cash payments, the delivery of Common Stock or the granting of awards or combinations thereof as the committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as




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the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits to deferred stock unit equivalents.

7.   OPTION EXERCISE.

     7.1 EMPLOYMENT REQUIREMENT.

     Each award agreement or notice for a stock option or stock appreciation right shall contain a provision that the option or right shall not be exercisable unless the optionee remains in the Company's employ at least 12 months after the granting of the option or right.

     7.2 PRECONDITION TO STOCK ISSUANCE.

     No shares shall be delivered pursuant to the exercise of any stock option or stock appreciation right, in whole or in part, until qualified for delivery under such securities laws and regulations as may be deemed by the Committee to be applicable thereto and until, in the case of the exercise of an option, payment in full of the option price thereof (in cash or stock as provided in Section 7.4) is received by the Company. No holder of an option or stock appreciation right, or any legal representative, legatee or distributee shall be or be deemed to be a holder of any shares subject to such option or right unless and until such shares are issued.

     7.3 NO FRACTIONAL SHARES.

     No stock option may at any time be exercised with respect to a fractional share. No fractional share shall be issued in the event shares are issued pursuant to the exercise of a stock appreciation right; however, a fractional stock appreciation right may be exercised for cash.

     7.4 FORM OF PAYMENT.

     An optionee may exercise a stock option using as the form of payment (i) cash or cash equivalent, (ii) stock-for-stock payment (as described in Section 7.5), (iii) any combination of the above or (iv) such other means as the Committee may approve.

     7.5 STOCK FOR STOCK.

     An optionee who owns Common Stock may use such shares, the value of which shall be determined as the Fair Market Value of such shares on the date the stock option is exercised, as a form of payment to exercise stock options under the Plan. The Committee, in its discretion, may restrict or rescind this right by notice to optionees. A stock option may be exercised in such manner only by tendering (actually or by attestation) to the Company whole shares of Common Stock having a Fair Market Value equal to or less than the exercise price. If an option is exercised by surrender of stock having a Fair Market Value less than the exercise price, the employee must pay the difference in cash.

8.   TRANSFERABILITY.

     The right of any award recipient to exercise an award granted under the Plan shall, during such recipient's lifetime, be exercisable only by such recipient, and shall not be assignable or transferable by such recipient other than by will or the laws of descent and distribution.




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9.   WITHHOLDING TAXES; OTHER DEDUCTIONS.

     The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, (a) an amount sufficient to cover withholding as required by law for any federal, state or local taxes and (b) any amounts due from the recipient of such award to the Company or to any subsidiary of the Company or to take such other action as may be necessary to satisfy any such withholding or other obligations, including withholding from any other cash amounts due or to become due from the Company to such recipient an amount equal to such taxes or obligations.

10.  TERMINATION OF EMPLOYMENT.

     The terms and conditions under which an award may be exercised following termination of a participant's employment with the Company shall be determined by the Committee; provided, that if a participant's employment with the Company terminates for any reason within 12 months of the grant date of a stock option or stock appreciation right, such option or right shall expire as of the date of such termination of employment and the participant and the participant's legal representative shall forfeit any and all rights pertaining to such award.

11.  TERM OF THE PLAN.

     The Plan shall become effective as of May 1, 1997 and shall remain in full force and effect through April 30, 2007, unless sooner terminated by the Board. After the Plan is terminated, no future awards may be granted but awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

12.  PLAN AMENDMENT.

     The Committee or the Board may amend, suspend or terminate the Plan at any time; provided that no such amendment shall be made without the approval of the Company's stockholders (a) that would increase the number of shares available for issuance in accordance with Section 4 or (b) if such approval is required
(i) to comply with Section 422 of the Code with respect to Incentive Stock Options or (ii) for purposes of Section 162(m) of the Code.

13.  BIFURCATION OF THE PLAN.

     Notwithstanding anything in the Plan to the contrary, the Board, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to participants who are officers subject to
Section 16 of the 1934 Act without so restricting, limiting or conditioning the Plan with respect to other participants.




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